UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549

               FORM 4 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(h) of the Investment Company Act of 1940

( ) Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instructions 1(b).

1.   Name and Address of Reporting Person:   J. Landis Martin, 16825 Northchase
Dr., Suite 1200, Houston, TX  77060
2.   Issuer Name and Ticker or Trading Symbol:   NL Industries, Inc. (NL)
3.   IRS or Social Security Number of Reporting Person, if an entity (Voluntary)
4.   Statement for Month/Day/Year:  November 20, 2002
5.   If Amendment, Date of Original (Month/Day/Year):
6.   Relationship of Reporting Person(s) to Issuer (Check all applicable):
     ( X ) Director (  ) 10% Owner ( X ) Officer (give title below)
     (  ) Other (specify below)    President and Chief Executive Officer
7.   Individual or Joint/Group Filing (Check Applicable Line):
     ( X ) Form filed by One Reporting Person; (   ) Form filed by More
     than One Reporting Person

TABLE I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

LINE ONE:

1.   Title of Security (Instr. 3):  Common Stock
2.   Transaction Date (Month/Day/Year):  November 20, 2002
2A.  Deemed Execution Date if any (Month/Day/Year):
3.   Transaction Code (Instr. 8):  Code    F            V   N/A
4.   Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5):
     Amount   10,500         (A) or (D)   (D)            Price  $18.00
5. Amount of Securities Beneficially Owned Following Reported Transaction(s) (Instr. 3 and 4):
6.   Ownership Form:  Direct (D) or Indirect (I) (Instr. 4):  D
7.   Nature of Indirect  Beneficial Ownership (Instr. 4):

LINE TWO:

1.   Title of Security (Instr. 3):  Common Stock
2.   Transaction Date (Month/Day/Year):  November 20, 2002
2A.  Deemed Execution Date if any (Month/Day/Year):
3.   Transaction Code (Instr. 8):  Code    M            V   N/A
4.   Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5):
     Amount   15,915         (A) or (D)   (A)            Price $11.875
5. Amount of Securities Beneficially Owned Following Reported Transaction(s) (Instr. 3 and 4):
6.   Ownership Form:  Direct (D) or Indirect (I) (Instr. 4):  D
7.   Nature of Indirect  Beneficial Ownership (Instr. 4):

LINE THREE:

1.   Title of Security (Instr. 3):  Common Stock
2.   Transaction Date (Month/Day/Year):  November 20, 2002
2A.  Deemed Execution Date if any (Month/Day/Year):
3.   Transaction Code (Instr. 8):  Code    F            V   N/A
4.   Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5):
     Amount   5,415         (A) or (D)   (D)            Price  $18.00
5.   Amount of Securities Beneficially Owned Following Reported Transaction(s)
     (Instr. 3 and 4):   10,500
6.   Ownership Form:  Direct (D) or Indirect (I) (Instr. 4):  D
7.   Nature of Indirect  Beneficial Ownership (Instr. 4):


TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

LINE ONE:

 1.      Title of Derivative Security (Instr.3):   Stock Options (right to buy)
 2.      Conversion or Exercise Price of Derivative Security:  $14.25
 3.       Transaction Date (Month/Day/Year):   November 20, 2002
 3A.     Deemed Execution Date, if any (Month/Day/Year):
 4.      Transaction Code (Instr. 8)   Code:         D        V:   N/A
 5.      Number of Derivative Securities Acquired (A) or Disposed of (D)
         (Instr. 3, 4 and 5) (A):         (D):   15,000
 6.      Date Exerciseable and Expiration Date (Month/Day/Year)
         Date Exercisable:  February 14, 2001
         Expiration Date:  February 14, 2006
 7.      Title and Amount of Underlying Securities (Instr. 3 and 4)
         Title:  Common Stock     Amount or Number of Shares:  15,000
 8.      Price of Derivative Security (Instr. 5):  $3.75
 9. Number of Derivative Securities Beneficially Owned Following Reported Transaction(s) (Instr. 4): -0-
 10.     Ownership Form of Derivative Security:
         Direct (D) or Indirect (I)  (Instr. 4):  D
 11.     Nature of Indirect Beneficial Ownership (Instr. 4):  N/A

LINE TWO:

 1.      Title of Derivative Security (Instr.3):   Stock Options (right to buy)
 2.      Conversion or Exercise Price of Derivative Security:  $15.75
3.       Transaction Date (Month/Day/Year):   November 20, 2002
 3A.     Deemed Execution Date, if any (Month/Day/Year):
 4.      Transaction Code (Instr. 8)   Code:         D        V:   N/A
 5.      Number of Derivative Securities Acquired (A) or Disposed of (D)
         (Instr. 3, 4 and 5) (A):         (D):   15,000
 6.      Date Exerciseable and Expiration Date (Month/Day/Year) Date Exercisable
         February 14, 2001    Expiration Date:  February  14, 2006
 7.      Title and Amount of Underlying Securities (Instr. 3 and 4)  Title:
         Common Stock     Amount or Number of Shares:  15,000
 8.      Price of Derivative Security (Instr. 5):  $2.25
 9. Number of Derivative Securities Beneficially Owned Following Reported Transaction(s) (Instr. 4): -0-
 10. Ownership Form of Derivative Security: Direct (D) or Indirect (I) (Instr. 4): D
 11.    Nature of Indirect Beneficial Ownership (Instr. 4):  N/A

LINE THREE:

 1.      Title of Derivative Security (Instr.3):   Stock Options (right to buy)
 2.      Conversion or Exercise Price of Derivative Security:  $11.875
 3.       Transaction Date (Month/Day/Year):   November 20, 2002
3A.     Deemed Execution Date, if any (Month/Day/Year):
 4.      Transaction Code (Instr. 8)   Code:         D        V:   N/A
 5.      Number of Derivative Securities Acquired (A) or Disposed of (D)
        (Instr. 3, 4 and 5) (A):         (D):   14,085
 6.      Date Exerciseable and Expiration Date (Month/Day/Year)Date Exercisable:
         February 12, 2002    Expiration Date:  February 12, 2007
 7.      Title and Amount of Underlying Securities (Instr. 3 and 4)  Title:
         Common Stock     Amount or Number of Shares:  14,085
 8.      Price of Derivative Security (Instr. 5):  $6.125
 9. Number of Derivative Securities Beneficially Owned Following Reported Transaction(s) (Instr. 4): -0-
10. Ownership Form of Derivative Security: Direct (D) or Indirect (I) (Instr. 4): D
11.     Nature of Indirect Beneficial Ownership (Instr. 4):  N/A

LINE FOUR:

 1.      Title of Derivative Security (Instr.3):   Stock Options (right to buy)
 2.      Conversion or Exercise Price of Derivative Security:  $13.375
 3.       Transaction Date (Month/Day/Year):   November 20, 2002
3A.     Deemed Execution Date, if any (Month/Day/Year):
 4.      Transaction Code (Instr. 8)   Code:         D        V:   N/A
 5.      Number of Derivative Securities Acquired (A) or Disposed of (D)
        (Instr. 3, 4 and 5) (A):         (D):   30,000
 6.      Date Exerciseable and Expiration Date (Month/Day/Year)
         Date Exercisable:  February 12, 2002
         Expiration Date:  February  12, 2007
 7.      Title and Amount of Underlying Securities (Instr. 3 and 4)
         Title:     Common Stock     Amount or Number of Shares:  30,000
 8.      Price of Derivative Security (Instr. 5):  $4.625
 9. Number of Derivative Securities Beneficially Owned Following Reported Transaction(s) (Instr. 4): -0-
10. Ownership Form of Derivative Security: Direct (D) or Indirect (I) (Instr. 4): D
11.      Nature of Indirect Beneficial Ownership (Instr. 4):  N/A

LINE FIVE:

 1.      Title of Derivative Security (Instr.3):   Stock Options (right to buy)
 2.      Conversion or Exercise Price of Derivative Security:  $14.875
 3.      Transaction Date (Month/Day/Year):   November 20, 2002
3A.      Deemed Execution Date, if any (Month/Day/Year):
 4.      Transaction Code (Instr. 8)   Code:         D        V:   N/A
 5.      Number of Derivative Securities Acquired (A) or Disposed of (D)
         (Instr. 3, 4 and 5) (A):         (D):   30,000
 6.      Date Exerciseable and Expiration Date (Month/Day/Year)
         Date Exercisable:  February 12, 2002
         Expiration Date:  February  12, 2007
 7.      Title and Amount of Underlying Securities (Instr. 3 and 4)
         Title:     Common Stock     Amount or Number of Shares:  30,000
 8.      Price of Derivative Security (Instr. 5):  $3.125
 9. Number of Derivative Securities Beneficially Owned Following Reported Transaction(s) (Instr. 4): -0-
10. Ownership Form of Derivative Security: Direct (D) or Indirect (I) (Instr. 4): D
11.      Nature of Indirect Beneficial Ownership (Instr. 4):  N/A

LINE SIX:

 1.      Title of Derivative Security (Instr.3):   Stock Options (right to buy)
 2.      Conversion or Exercise Price of Derivative Security:  $12.1875
 3.      Transaction Date (Month/Day/Year):   November 20, 2002
3A.      Deemed Execution Date, if any (Month/Day/Year):
 4.      Transaction Code (Instr. 8)   Code:         D        V:   N/A
 5.      Number of Derivative Securities Acquired (A) or Disposed of (D)
        (Instr. 3, 4 and 5) (A):         (D):  19,800
 6.      Date Exerciseable and Expiration Date (Month/Day/Year)
         Date Exercisable:  May 4, 2002
         Expiration Date:  May 4, 2009
 7.      Title and Amount of Underlying Securities (Instr. 3 and 4)
         Title:     Common Stock     Amount or Number of Shares:  19,800
 8.      Price of Derivative Security (Instr. 5):  $5.8125
 9. Number of Derivative Securities Beneficially Owned Following Reported Transaction(s) (Instr. 4): -0-
10. Ownership Form of Derivative Security: Direct (D) or Indirect (I) (Instr. 4): D
11.      Nature of Indirect Beneficial Ownership (Instr. 4):  N/A

LINE SEVEN:

 1.      Title of Derivative Security (Instr.3):   Stock Options (right to buy)
 2.      Conversion or Exercise Price of Derivative Security:  $13.6875
 3.      Transaction Date (Month/Day/Year):   November 20, 2002
3A.      Deemed Execution Date, if any (Month/Day/Year):
 4.      Transaction Code (Instr. 8)   Code:         D        V:   N/A
 5.      Number of Derivative Securities Acquired (A) or Disposed of (D)
         (Instr. 3, 4 and 5) (A):         (D):  19,800
 6.      Date Exerciseable and Expiration Date (Month/Day/Year)
         Date Exercisable:  May 4, 2002    Expiration Date:  May 4, 2009
 7.      Title and Amount of Underlying Securities (Instr. 3 and 4)
         Title:  Common Stock        Amount or Number of Shares:  19,800
 8.      Price of Derivative Security (Instr. 5):  $4.3125
 9. Number of Derivative Securities Beneficially Owned Following Reported Transaction(s) (Instr. 4): -0-
10. Ownership Form of Derivative Security: Direct (D) or Indirect (I) (Instr. 4): D
11.      Nature of Indirect Beneficial Ownership (Instr. 4):  N/A

LINE EIGHT:

 1.      Title of Derivative Security (Instr.3):   Stock Options (right to buy)
 2.      Conversion or Exercise Price of Derivative Security:   $15.1875
 3.      Transaction Date (Month/Day/Year):   November 20, 2002
3A.      Deemed Execution Date, if any (Month/Day/Year):
 4.      Transaction Code (Instr. 8)   Code:         D        V:   N/A
 5.      Number of Derivative Securities Acquired (A) or Disposed of (D)
        (Instr. 3, 4 and 5) (A):         (D):  19,800
 6.      Date Exerciseable and Expiration Date (Month/Day/Year)
         Date Exercisable:  May 4, 2002    Expiration Date:  May 4, 2009
 7.      Title and Amount of Underlying Securities (Instr. 3 and 4)
         Title:  Common Stock        Amount or Number of Shares:  19,800
 8.      Price of Derivative Security (Instr. 5):  $2.8125
 9. Number of Derivative Securities Beneficially Owned Following Reported Transaction(s) (Instr. 4): -0-
10. Ownership Form of Derivative Security: Direct (D) or Indirect (I) (Instr. 4): D
11.      Nature of Indirect Beneficial Ownership (Instr. 4):  N/A

LINE NINE:

 1.      Title of Derivative Security (Instr.3):   Stock Options (right to buy)
 2.      Conversion or Exercise Price of Derivative Security:  $14.25
 3.      Transaction Date (Month/Day/Year):   November 20, 2002
3A.      Deemed Execution Date, if any (Month/Day/Year):
 4.      Transaction Code (Instr. 8)   Code:         D        V:   N/A
 5.      Number of Derivative Securities Acquired (A) or Disposed of (D)
        (Instr. 3, 4 and 5) (A):         (D):  40,000
 6.      Date Exerciseable and Expiration Date (Month/Day/Year)
         Date Exercisable:  February 9, 2002
         Expiration Date:  February 9, 2010
 7.      Title and Amount of Underlying Securities (Instr. 3 and 4)
         Title:     Common Stock     Amount or Number of Shares: 40,000
 8.      Price of Derivative Security (Instr. 5):  $3.75
 9. Number of Derivative Securities Beneficially Owned Following Reported Transaction(s) (Instr. 4): -0-
10. Ownership Form of Derivative Security: Direct (D) or Indirect (I) (Instr. 4): D
11.      Nature of Indirect Beneficial Ownership (Instr. 4):  N/A

LINE TEN:

 1.      Title of Derivative Security (Instr.3):   Stock Options (right to buy)
 2.      Conversion or Exercise Price of Derivative Security:  $11.875
 3.      Transaction Date (Month/Day/Year):   November 20, 2002
3A.      Deemed Execution Date, if any (Month/Day/Year):
 4.      Transaction Code (Instr. 8)   Code:         M        V:   N/A
 5.      Number of Derivative Securities Acquired (A) or Disposed of (D)
         (Instr. 3, 4 and 5) (A):         (D):   15,915
 6.      Date Exerciseable and Expiration Date (Month/Day/Year)
         Date Exercisable:  February 12, 2002
         Expiration Date:  February  12, 2007
 7.      Title and Amount of Underlying Securities (Instr. 3 and 4)
         Title:     Common Stock     Amount or Number of Shares:  15,915
 8.      Price of Derivative Security (Instr. 5):  $11.875
 9. Number of Derivative Securities Beneficially Owned Following Reported Transaction(s) (Instr. 4): -0-
10. Ownership Form of Derivative Security: Direct (D) or Indirect (I) (Instr. 4): D
11.      Nature of Indirect Beneficial Ownership (Instr. 4):  N/A


Explanation of Responses:




_______________________________________                 November 21, 2002
**Signature of Reporting Person                                     Date


          Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
          * If the form is filed by more than one reporting person, see Instruction 4(b)(v).
          ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
          Note: File three copies of this Form, on of which must be manually signed. If space is insufficient, see Instruction 6 for procedure